Exhibit 4.1

VISTULA COMMUNICATIONS SERVICES, INC.

PROMISSORY NOTE

$970,000	March 15, 2005

Vistula Communications Services, Inc., a Delaware corporation with offices at Suite 801, 405 Park Avenue, New York, NY 10022 (the “Company”), for value received, hereby promises to pay to the order of MRS Partners LLC, a Nevada limited liability company (hereinafter referred to as the “Payee”) the principal sum of Nine Hundred Seventy Thousand Dollars ($970,000), with interest on the unpaid principal balance on the terms set forth herein; provided, however, that the principal sum payable hereunder is subject to setoff and adjustment as provided below.  This note (the “Note”) is being issued pursuant to that certain Asset Purchase Agreement, dated as of January 5, 2004, by and between the Company and the Payee, as amended by that Amendment and Indemnification Agreement, dated as of May 5, 2004, by and between the Company, the Payee and certain members of Payee, and as further amended by that certain Second Amendment to Asset Purchase Agreement, dated as of March 15, 2005, by and between the Company, the Payee and certain members of the Payee (the “Purchase Agreement”), and is the Purchase Note referred to therein.  Capitalized terms used but not defined herein shall have the meanings given them in the Purchase Agreement.

1.  Interest Rate.  Interest shall accrue on the unpaid principal balance hereof at the rate of eight and one quarter percent (8.25%) per annum, calculated on a daily basis beginning, on April 1, 2005.

2.  Payment.

                (a)  Method of Payment.  Principal and interest shall be payable in lawful money of the United States of America, in immediately available funds, to the Payee.

                (b)  Principal Payments.  The Company shall pay the principal on this Note in the following manner:

(i)            $100,000 of the unpaid principal (or, if less, the amount of any then remaining unpaid principal) shall be paid on each of September 30, 2005 and December 31, 2005; and

(ii)           all remaining unpaid principal shall be payable on the first anniversary of the date of issuance of this Note as set forth above.

                (c)  Interest Payments.  The Company shall pay interest on the unpaid principal balance of this Note in the following manner:

(i)            all accrued but unpaid interest shall be paid monthly in arrears on the last day of each month; and

(ii)           all accrued but unpaid interest shall be payable on the first anniversary of the date of issuance of this Note as set forth above or, if earlier, upon the payment in full of the unpaid principal balance of this Note.

                (d)  Prepayment by Company.  The Company may prepay this Note, in whole or in part, at any time without premium or penalty.

                (e)  Acceleration on Event of Default.  All outstanding principal and interest hereunder shall become due and payable upon the occurrence of any of the following events:

(i)  any failure by the Company to make any payment hereunder when due, which failure is not cured by the Company within 30 days;

(ii)  the commencement by the Company of any liquidation proceedings, assignment for the benefit of creditors or the adoption of a winding up resolution by the Company, or the appointment of a receiver or trustee over the whole or any part of Company’s assets, or the calling by Company of a meeting of creditors for the purpose of entering into a scheme or arrangement with them, or if the Company shall admit in writing its inability to pay its debts as they become due; or

(iii)  the levy of an attachment or the institution of execution proceedings against the whole or a substantial part of the Company’s assets.

3.  Setoff.  The principal amount due under this Note may be set off by the Company against any payments, obligations or liabilities owing to the Company by Seller under the Purchase Agreement.  Any such set off shall be applied to the next installment(s) to be paid under this Note.

4.  Miscellaneous.

                (a)  This Note may not be transferred without the written consent of the Company.

                (b)  This Note shall be governed by, and construed in accordance with, the laws of the State of Delaware and shall have the effect of a sealed instrument.

VISTULA COMMUNICATIONS SERVICES, INC.

	By:	/s/ George R. Vaughn
Chief Financial Officer

Attest:

	By:	/s/ Paul Bork
Assistant Secretary